EXHIBIT (a)(9)




                    [Letterhead of Hilton Hotels Corporation]


         CORPORATE NEWS
                                  Contact:  Marc Grossman
                                            Sr. Vice President -
                                              Corporate Affairs
                                            310-205-4030

                                            Kathy Shepard
                                            Corporate Communications
                                            310-205-7676

                                            Joele Frank
                                            Abernathy MacGregor
                                            212-371-5999


                       HILTON PROPOSES NEW ITT BOARD SLATE


                   Beverly Hills, Calif., February 11, 1997 -- Hilton Hotels Corporation (NYSE:HLT) today provided notice to ITT Cor-poration (NYSE:ITT) of its intention to nominate candidates for ITT's Board of Directors at the company's next annual meeting of shareholders. While ITT's 1997 annual meeting has not yet been scheduled, the annual meeting is regularly held in May.

                   Hilton reiterated its desire to meet with ITT manage-ment and the Board of Directors to discuss its $55-per-share acquisition offer, but said today's action was taken in case it becomes necessary to conduct a proxy contest to replace ITT's existing Board in order to complete the proposed transaction.

                   The Hilton-proposed slate of nominees includes 25 individuals. Eleven of these individuals would be nominated to replace the existing 11-member ITT Board. One or more of the other 14 would be nominated in the event ITT attempted to increase the size of its board, or if any of the first 11 indi-viduals were unable for any reason to serve as an ITT director. Although Hilton believes any effort by ITT to increase the size of its Board would not be legal, Hilton also said it is fully prepared to nominate the number of additional candidates neces-sary to replace the entire ITT Board, regardless of its size.

                   The 25 individuals who are subject to nomination as ITT directors are listed below:


         DANIEL J. ALTOBELLO - Potomac, Maryland - Chairman of ONEX Food Services, Inc. and former Chairman of the Board, President and Chief Executive Officer of Caterair International Corporation.

         GEORGE N. ARONOFF - Cleveland, Ohio - Partner, Law firm of Benesch, Friedlander, Coplan & Aronoff.


                                WORLD HEADQUARTERS
             9336 Civic Center Drive, Beverly Hills, California 90210
                              Telephone 310-205-4545
                            Reservations 1-800-HILTONS



         ITT Board Nominees
         2-2-2-2


         SCOTT H. BICE - Pasadena, California - Dean, University of Southern California Law School.

         BARRIE K. BRUNET - Reno, Nevada - Former Director and executive officer of Bally's Grand Inc.

         HENRY A. COLLINS - Bernardsville, New Jersey - Managing Direc-tor and Portfolio Manager, Barrett Associates, Inc., investment managers. Former Director and Senior Vice President of Kidder Peabody, responsible for Equity Research and Institutional Equity Sales.

         JOHN DANHAKL - Los Angeles, California - Partner, Leonard Green & Partners, a private merchant banking firm.

         ERNEST E. EAST - Oro Valley, Arizona - Vice President, Corpo-rate Secretary and General Counsel, Artisoft, Inc. and former Vice President and General Counsel of Elsinore Corporation, Las Vegas; former vice president of Taj Mahal, Trump Plaza and Trump's Castle Casinos.

         THE HONORABLE JAMES J. FLORIO - Piscataway, New Jersey - Part-ner, Law firm of Florio & Perrucci, P.C.; former Governor of the State of New Jersey.

         FRED D. GIBSON, JR. - Las Vegas, Nevada - Chairman, President and Chief Executive Officer of American Pacific Corporation.

         JOHN E. HUMPHREVILLE - Los Angeles, California - Private investor.

         DIANNE JETT - Las Vegas, Nevada - Former President, Sprint-Central Telephone Company of Nevada.

         ROBERT L. JOHANDER - Eden Prairie, Minnesota - Chairman and Chief Executive Officer of ValueVision International, Inc.

         RUSSELL D. JONES - Los Angeles, California - Vice President, Sonnenblick-Goldman Company, real estate investment bankers.

         ROBERT S. KINGSLEY - Far Hills, New Jersey - Private investor, former President and Chief Operating Officer, HFS Gaming Corp. and former President and Chief Operating Officer of Caesars World Resorts Inc.

         AUBREY C. LEWIS - Montclair, New Jersey - Former vice president of Woolworth Corporation.

         J. KENNETH LOOLOIAN - Carteret, New Jersey - Executive Vice President, Di Giorgio Corporation, a food distributor.



         ITT Board Nominees
         3-3-3-3


         ROCCO J. MARANO - Chatham, New Jersey - Former President of Bell Communications Research, Inc.

         JAMES F. MCANALLY, M.D. - Mendham, New Jersey - Director of Nephrology at Elizabeth General Medical Center; Director, Bally Total Fitness Holding Corporation.

         THE HONORABLE CELESTE PINTO MCLAIN - Los Angeles, California - Private attorney and arbitrator; member of the Board of Direc-tors, National Railroad Passenger Corporation (Amtrak).

         JUSTICE MORRIS PASHMAN - Hackensack, New Jersey - Counsel to Law firm of Pashman Stein P.C.; former Associate Justice on the Supreme Court of New Jersey; former Mayor of Passaic, New Jersey.

         GILBERT L. SHELTON - Marshall, Virginia - Private investor.

         ALAN C. SNYDER - Los Angeles, California -Manager, Shinnecock Group, LLC, investment acquisitions; Managing Partner, Shinnecock Partners, private investors; former chief executive officer, Aurora National Life Assurance Company; former Presi-dent and Chief Operating Officer, Executive Life Insurance Com-pany.

         CAROLINE L. WILLIAMS - New York, New York - Private investor; member of the Board of Directors, Argyle Television, Inc., Swing-N-Slide Corp., DEVCAP Shared Return Trust. Former investment banker.

         ROBERT H. WOLF - Beverly Hills, California - President, Bob Wolf Company. Former Chairman of the Board and Chief Executive Officer of Chiat/Day North America.

         WARREN C. WOO - Bethesda, Maryland - President of Corporate Development, Snyder Communications, Inc.


                                       -30-


         NOTE TO EDITORS:  The attached letter from Stephen F.
         Bollenbach, president and chief executive officer of Hilton Hotels Corporation, was hand-delivered today to Rand V.
         Araskog, chairman and chief executive officer of ITT Corpora-tion.



                    [LETTERHEAD OF HILTON HOTELS CORPORATION]

                                  Office of the
                          President and Chief Executive




         February 11, 1997



         Mr. Rand V. Araskog
         Chairman and Chief Executive Officer
         ITT Corporation
         1330 Avenue of the Americas
         New York, NY  10019-5490

         Dear Mr. Araskog:

                   I am writing to express again our desire to meet with you and the management of ITT to discuss our proposal for a business combination of Hilton and ITT. As you know, we be-lieve this combination is a compelling one for both our compa-nies and our respective shareholders. The initial response from shareholders and analysts has been overwhelmingly posi-tive. We also believe that the prompt consummation of our of-fer is in the best interests of both companies' shareholders, and an agreement now will allow us to achieve the best value for your shareholders.

                   I am sure that you have read, as we have, the various press reports speculating on defensive mechanisms you might employ to keep our offer from your shareholders. Of course, we have no knowledge of the accuracy of these reports, and we as-sume that you will not take actions to frustrate the wishes of your shareholders or to diminish the value of their equity.

                   Let me reiterate, however, our commitments to making this combination a reality. We do not intend to be deterred from pursuing our offer by any actions that you may choose to take. But, to the extent your actions reduce the value of the combination to us, we would, of course, be required to review the per share price that we would be able to pay and, if neces-sary, adjust the terms of our offer.

                   We hope that upon your review of our offer, you and your Board will agree that this combination is in the best in-terests of ITT and your shareholders. We stand ready to meet with you at any time and to answer any questions you or your directors may have. We look forward to hearing from you.

         Sincerely,


         /s/ Steve

         Stephen F. Bollenbach


         cc:  Members of the Board
              of Directors of ITT Corporation


                                WORLD HEADQUARTERS
              9336 Civic Center Drive, Beverly Hills, California 90210
                             Telephone 310-278-4321